Exhibit 99.2

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED AUGUST 1, 2009

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	August 1, 2009	January 31, 2009	August 2, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$62	$256	$185
Accounts and other receivables	83	94	89
Merchandise inventories	1,422	1,266	1,314
Current deferred tax assets	61	61	57
Prepaid expenses and other current assets	73	71	53

Total current assets	1,701	1,748	1,698
Property and equipment, net	1,941	1,909	1,861
Goodwill, net	359	359	359
Deferred tax assets	52	53	24
Due from affiliates, net	269	255	280
Restricted cash	16	15	17
Other assets	115	61	75

	$4,453	$4,400	$4,314

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$756	$727	$819
Short-term borrowing from Parent	305	31	—
Accrued expenses and other current liabilities	427	486	551
Income taxes payable	35	71	56
Current portion of long-term debt	13	14	8

Total current liabilities	1,536	1,329	1,434
Long-term debt	1,729	1,664	1,642
Note payable to Parent	—	—	88
Deferred tax liabilities	374	400	284
Deferred rent liabilities	210	196	186
Other non-current liabilities	57	72	62
Stockholder’s equity	547	739	618

	$4,453	$4,400	$4,314

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net sales	$1,704	$1,830	$3,445	$3,676
Other revenues (1)	32	40	58	76

Total revenues	1,736	1,870	3,503	3,752
Cost of sales	1,081	1,175	2,203	2,364
Cost of other revenues (1)	4	8	6	13

Gross margin	651	687	1,294	1,375

Selling, general and administrative expenses (1)	585	617	1,162	1,234
Depreciation and amortization	58	58	112	115
Other income, net	(9)	(12)	(22)	(26)

Total operating expenses	634	663	1,252	1,323

Operating earnings	17	24	42	52
Interest expense (1)	(34)	(42)	(63)	(85)
Interest income (1)	6	10	13	20

Loss before income taxes	(11)	(8)	(8)	(13)
Income tax benefit	4	7	4	12

Net loss	$(7)	$(1)	$(4)	$(1)

(1)	Includes income (expense) from transactions with related parties (see Note 5 and Note 9 entitled “Leases and Real Estate Transactions” and “Related Party Transactions”).

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Other revenues	$18	$24	$32	$46
Cost of other revenues	(2)	(6)	(3)	(11)
Selling, general and administrative expenses	(82)	(82)	(164)	(163)
Interest expense	(3)	(6)	(6)	(12)
Interest income	6	10	13	19

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008
Cash Flows from Operating Activities:
Net loss	$(4)	$(1)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation and amortization	112	115
Deferred income taxes	(4)	(23)
Amortization of debt issuance costs	12	10
Other	14	8
Changes in operating assets and liabilities:
Accounts and other receivables	12	9
Merchandise inventories	(140)	37
Prepaid expenses and other operating assets	8	(2)
Accounts payable, accrued expenses and other liabilities	(46)	(80)
Due from affiliates, net	(7)	(14)
Income taxes payable	(37)	(52)

Net cash (used in) provided by operating activities	(80)	7

Cash Flows from Investing Activities:
Capital expenditures	(74)	(139)
Purchase of net assets from affiliates at historical cost	(63)	—
Increase in restricted cash	(1)	(2)
Proceeds from sales of fixed assets	3	1
Sale of short-term investments	—	101
Acquisitions	(11)	—
Advances to Parent	(150)	(7)
Loans to affiliates	—	(30)

Net cash used in investing activities	(296)	(76)

Cash Flows from Financing Activities:
Long-term debt borrowings	513	25
Long-term debt repayment	(452)	(26)
Short-term borrowing from Parent	352	—
Repayment of short-term borrowing to Parent	(84)	—
Distributions to Parent	(37)	—
Amounts paid in excess of carrying values of net assets acquired	(61)	—
Capitalized debt issuance costs	(49)	—

Net cash provided by (used in) financing activities	182	(1)

Effect of exchange rate changes on cash and cash equivalents	—	(1)

Cash and cash equivalents:
Net decrease during period	(194)	(71)
Cash and cash equivalents at beginning of period	256	256

Cash and cash equivalents at end of period	$62	$185

Non-cash financing activities:
Dividend of related party note receivable to Parent	$146	$—

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us - Delaware, Inc. Stockholders
	Common Stock	Additional	Accumulated Other		Total
(In millions)	Issued Shares	Paid-in Capital	Comprehensive (Loss) Income	Accumulated Deficit	Stockholder’s Equity
Balance, February 2, 2008	—	$4,613	$12	$(3,999)	$626
Net loss	—	—	—	(1)	(1)
Unrealized gain on hedged transactions, net of tax	—	—	5	—	5
Foreign currency translation adjustments, net of tax	—	—	(14)	—	(14)

Total comprehensive loss					(10)
Cumulative effect of change in accounting principle				1	1
Stock compensation expense	—	1	—	—	1

Balance, August 2, 2008	—	$4,614	$3	$(3,999)	$618

Balance, January 31, 2009	—	$4,609	$(47)	$(3,823)	$739
Net loss	—	—	—	(4)	(4)
Unrealized gain on hedged transactions, net of tax	—	—	2	—	2
Foreign currency translation adjustments, net of tax	—	—	30	—	30

Total comprehensive income					28
Amounts paid in excess of carrying values of net assets acquired, net of tax	—	(39)	—	—	(39)
Stock compensation expense	—	2	—	—	2
Distributions to Parent	—	(37)	—	—	(37)
Non-cash distributions	—	(146)	—	—	(146)

Balance, August 1, 2009	—	$4,389	$(15)	$(3,827)	$547

See Notes to Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Puerto Rico and Canada, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of August 1, 2009, January 31, 2009, and August 2, 2008, the Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the twenty-six weeks ended August 1, 2009 and August 2, 2008, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates, and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 31, 2009, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 31, 2009 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 31, 2009. The results of operations for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 are not necessarily indicative of operating results for the full year.

Subsequent events

We have performed an evaluation of subsequent events through September 14, 2009, the date these financial statements were issued. Subsequent events are disclosed in the related footnotes.

Reclassifications and Corrections of Previously Issued Financial Statements

We have increased Net cash provided by operating activities and Net cash used in investing activities by $7 million for the period ended August 2, 2008 to restate advances to our Parent and affiliates that were incorrectly presented as an operating activity rather than as an investing activity. These changes had no effect on our previously reported Condensed Consolidated Statement of Operations, Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Stockholder’s Equity.

For the thirteen and twenty-six week periods ended August 1, 2009, respectively, we have included certain other income and expense items as Other income, net on our Condensed Consolidated Statements of Operations, which have historically been presented as a net reduction in Selling, general and administrative expenses (“SG&A”). As such, we have restated Other income, net of $12 million and $26 million for the thirteen and twenty-six weeks ended August 2, 2008, respectively, to correctly present these immaterial items separately from SG&A and have corrected this presentation throughout the financial statements. The items included in this restatement primarily relate to gift card breakage, credit card program, foreign exchange gains and losses and other immaterial items. These changes had no effect on our previously reported Net loss for the thirteen and twenty-six week periods ended August 2, 2008.

We have restated our Condensed Consolidated Balance Sheets to reclassify $24 million and $18 million from Deferred tax liabilities to Income taxes payable at January 31, 2009 and August 2, 2008, respectively. These corrections were made to properly reflect the timing of certain tax liabilities associated with deferred related party rent payments and had no effect on our previously reported Condensed Consolidated Statement of Operations and Condensed Consolidated Statement of Stockholder’s Equity.

Gift card breakage

Prior to the fourth quarter of fiscal 2008, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”). At the end of the fourth quarter of fiscal 2008, we concluded that we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”).

In accordance with SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of Accounting Principles Board (“APB”) Opinion No. 20 and Financial Accounting Standards Board (“FASB”) Statement No. 3” (“SFAS 154”), we concluded that this accounting change represented a change in accounting estimate effected by a change in accounting principle and accordingly, accounted for the change as a change in estimate. For the thirteen and twenty-six weeks ended August 2, 2008, the effect of the change in method of accounting did not have a material impact on our Condensed Consolidated Financial Statements.

2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of August 1, 2009, January 31, 2009 and August 2, 2008 is outlined in the table below:

(In millions)	August 1, 2009	January 31, 2009	August 2, 2008
Long-term debt
Secured real estate loan, due August 9, 2010 (1)	$600	$600	$600
$2.0 billion secured revolving credit facility, expires fiscals 2010-2012	23	—	—
Secured term loan facility, due fiscal 2012	798	797	797
Unsecured credit facility, due fiscal 2012	180	180	180
8.750% debentures, due fiscal 2021 (2)	22	22	22
Finance obligations associated with capital projects	83	37	29
Capital lease obligations	36	42	22

	1,742	1,678	1,650
Less current portion	13	14	8

Total long-term debt	$1,729	$1,664	$1,642

(1)	We have exercised our third maturity date extension option, which extended the maturity date of the loan to August 9, 2010.

(2)	Represents obligations of Toys “R” Us, Inc. and the Company.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available for borrowings under our credit facilities to finance our operations through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,742 million, $1,678 million and $1,650 million at August 1, 2009, January 31, 2009 and August 2, 2008, were $1,356 million, $876 million and $1,553 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

$2.0 billion secured revolving credit facility ($23 million at August 1, 2009)

On June 24, 2009, we and certain of our subsidiaries amended and restated the credit agreement for our $2.0 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility was bifurcated into a $1,526 million tranche maturing on May 21, 2012 that bears a tiered floating interest rate of LIBOR plus 3.75%- 4.25% per annum depending on usage, and a $517 million tranche maturing on July 21, 2010 that continues to bear a tiered floating interest rate of LIBOR plus 1.00%-2.00% depending on excess availability. We capitalized approximately $49 million in additional deferred financing fees associated with the amended and restated credit agreement.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The secured revolving credit facility, as amended pursuant to the amended and restated credit agreement, requires that we maintain “capped” availability at all times (except during the holiday period discussed below) of no less than the greater of $125 million or 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period”, which runs from October 15 to December 15 each year starting in 2010, we must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless we have otherwise elected for the non-holiday thresholds to apply for such holiday period. Availability continues to be determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory, credit card receivables and certain real estate less any applicable availability reserves. At August 1, 2009, we had $23 million of outstanding borrowings, a total of $98 million of outstanding letters of credit and “capped” availability of $988 million. This amount is also subject to a minimum availability covenant, which was $139 million at August 1, 2009. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012.

Secured real estate loans, due August 9, 2010 ($600 million at August 1, 2009)

We have exercised our third maturity date extension option, which extended the maturity date of the loans from August 9, 2009 to August 9, 2010. No other terms of the loans were changed as a result of the extension. Pursuant to the extension option, we were also required to extend our current interest rate cap through the end of the third maturity extension. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. We believe that we have the ability to repay or refinance these borrowings prior to maturity and we are currently evaluating available options.

3. Derivative instruments and hedging activities

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (“SFAS 133”) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Cash Flow Hedges

Certain of our derivative contracts qualify as cash flow hedges under SFAS 133. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated under SFAS 133 as cash flow hedges, we recognized no hedge ineffectiveness for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps. We do not expect to reclassify any amounts to Interest expense from Accumulated other comprehensive (loss) income in the next 12 months.

Interest Rate Contracts

We have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we strive to achieve an acceptable balance between fixed and variable rate debt. We enter into interest rate contracts such as interest rate swaps and/or caps to manage interest rate risk in order to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts do not contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of these derivative contracts qualify for hedge accounting as variable cash flow hedges under SFAS 133.

Pursuant to our interest rate risk management strategies, on April 3, 2009, we entered into two new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $7 million. The two interest rate caps have a combined notional amount of $1.0 billion and are effective on January 4, 2011 and January 3, 2012, respectively. The two interest rate caps mature on April 1, 2015. Both of these caps, including 60% of one of these caps, have been designated as cash flow hedges under SFAS 133, hedging the variability of LIBOR-based cash flows above the strike price for each cap.

On May 11, 2009, we extended the interest rate caps on the $600 million notional amount related to the secured real estate loan through the end of the third maturity date extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00% and do not qualify for hedge accounting under SFAS 133.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary. In addition, we enter into short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent as part of our global cash management strategy. We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. As a result, changes in the value of these derivatives are recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features and are subject to master netting arrangements. These derivative contracts are not designated as hedges under SFAS 133 and typically mature within 12 months. These agreements contain provisions where the Company could be declared in default on its derivative obligations if the Company defaults on certain specified indebtedness. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholder’s Equity for the twenty-six weeks ended August 1, 2009 and August 2, 2008:

	26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008
Derivatives qualified as cash flow hedges under SFAS 133:
Interest Rate Contracts	$2	$5

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008:

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Derivatives not qualified for hedge accounting under SFAS 133:
Gain on the change in fair value - Interest Rate Contracts	$1	$—	$1	$—
Loss on the change in fair value - Foreign Exchange Contracts	(4)	(1)	(6)	(1)

	(3)	(1)	(5)	(1)
Derivatives qualified as cash flow hedges under SFAS 133:
Loss reclassified from Accumulated other comprehensive (loss) income (effective portion) - Interest Rate Contracts	—	(4)	—	(7)

Total interest expense	$(3)	$(5)	$(5)	$(8)

The following table illustrates the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets:

	August 1, 2009		January 31, 2009		August 2, 2008
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts that qualify as cash flow hedges under SFAS 133:
Other assets	$800	$8	$—	$—	$600	—
Accrued expenses and other current liabilities	—	—	—	—	600	(1)

Interest Rate Contracts not qualified for hedge accounting under SFAS 133:
Prepaid expenses and other current assets	$600	$—	$691	$—	$1,291	$—
Other assets	1,400	2	600	—	600	—

Foreign Currency Contracts not qualified for hedge accounting under SFAS 133:
Accrued expenses and other current liabilities	$45	$(4)	$—	$—	$30	$—

Total derivative contracts outstanding
Prepaid expenses and other current assets	$600	$—	$691	$—	$1,291	$—
Other assets	2,200	10	600	—	1,200	—

Total derivative assets (1)	$2,800	$10	$1,291	$—	$2,491	$—

Accrued expenses and other current liabilities	$45	$(4)	$—	$—	$630	$(1)

Total derivative liabilities (1)	$45	$(4)	$—	$—	$630	$(1)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

On February 1, 2009 and February 3, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) for nonfinancial assets and liabilities, and financial assets and liabilities, respectively. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

To comply with the provisions of SFAS 157, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. As of August 1, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified as a Level 2 within the fair value hierarchy, the balance of which was a net asset of $6 million and a net liability of $1 million as of August 1, 2009 and August 2, 2008, respectively.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of August 1, 2009 and August 2, 2008, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Derivative financial instruments	$—	$6	$—	$6

Balance at August 1, 2009	$—	$6	$—	$6

Derivative financial instruments	$—	$(1)	$—	$(1)

Balance at August 2, 2008	$—	$(1)	$—	$(1)

5. Leases and real estate transactions

The Company leases a substantial portion of the retail locations used in its operations from an affiliate, Toys “R” Us Property Company I, LLC (“Toys-Propco”), under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to Toys-Propco with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the Master Lease (see further explanation, below). Effective July 9, 2009, base rents under the Master Lease increased by approximately 10.38% for all properties subject to the Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at Toys-Propco’s historical cost of $63 million. The difference between the historical cost and the amount paid was $61 million and was recorded as Amounts paid in excess of carrying values of net assets acquired, net of tax in the Condensed Consolidated Statements of Stockholder’s equity.

In addition, during the thirteen weeks ended August 1, 2009, we sold certain properties for $3 million which resulted in a gain of $1 million.

Minimum rental commitments under non-cancelable operating leases as of August 1, 2009 are disclosed in the table below which reflects the impact of the amendment and restatement of the Master Lease and the exclusion of the Transferred Properties referred to above:

	Operating Leases
	Gross Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals
Remainder of fiscal 2009	$102	$128	$9	221
Fiscal 2010	198	252	15	435
Fiscal 2011	184	238	13	409
Fiscal 2012	153	215	11	357
Fiscal 2013	133	197	8	322
Fiscal 2014 and subsequent	572	2,372	22	2,922

Total	$1,342	$3,402	$78	$4,666

Subsequent event

On August 26, 2009, we sold an idle distribution center for approximately $14 million which resulted in a gain of approximately $5 million.

6. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Loss before income taxes	$(11)	$(8)	$(8)	$(13)
Income tax benefit	4	7	4	12
Effective tax rate	(36.4)%	(87.5)%	(50.0)%	(92.3)%

The effective tax rates for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented.

Our forecasted annualized effective tax rate was 38.5% for the twenty-six weeks ended August 1, 2009 compared to 42.2% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, a decrease in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended August 1, 2009, our effective tax rate was impacted by an income tax expense of less than $1 million related to changes to our liability for uncertain tax positions. For the thirteen weeks ended August 2, 2008, our effective tax rate was impacted by additional income tax benefits of $5 million related to state tax refunds due to settlements of tax examinations as well as an income tax benefit of $1 million related to adjustments to deferred taxes. The additional income tax benefits were partially offset by additional income tax expense of $1 million related to an increase in valuation allowance.

For the twenty-six weeks ended August 1, 2009, our effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to our liability for uncertain tax positions. For the twenty-six weeks ended August 2, 2008, our effective tax rate was impacted by income tax benefits of $5 million related to adjustments to other deferred taxes and $5 million related to state tax refunds due to settlements of tax examinations. These income tax benefits were partially offset by income tax expense of $1 million related to our liability for uncertain tax positions and income tax expense of $1 million related to an increase in valuation allowance.

7. Segments

Our reportable segments are: Toys “R” Us-Domestic (“Domestic”), which provides toy and juvenile product offerings in 49 states and Puerto Rico; and Toys “R” Us-Canada (“Canada”), which operates in Canada. Domestic and Canada segments are also responsible for their respective internet operations. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Net sales by product category for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 were as follows:

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Juvenile	46.9%	45.2%	47.7%	46.4%
Learning	14.1%	12.7%	13.6%	12.5%
Entertainment	9.2%	12.5%	10.8%	13.2%
Core Toy	10.2%	10.0%	10.0%	9.8%
Seasonal	16.9%	16.7%	15.4%	15.3%
Other	2.7%	2.9%	2.5%	2.8%

Total	100%	100%	100%	100%

A summary of operations by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Total Revenues
Domestic	$1,597	$1,714	$3,238	$3,451
Canada	139	156	265	301

Total Revenues	$1,736	$1,870	$3,503	$3,752

Operating earnings (loss)
Domestic	$42	$58	$108	$121
Canada	13	10	18	15
Corporate and other charges	(38)	(44)	(84)	(84)

Operating earnings	17	24	42	52
Interest expense	(34)	(42)	(63)	(85)
Interest income	6	10	13	20

Loss before income taxes	$(11)	$(8)	$(8)	$(13)

(In millions)		August 1, 2009	January 31, 2009	August 2, 2008
Merchandise inventories
Domestic		$1,299	$1,165	$1,181
Canada		123	101	133

Total Merchandise inventories		$1,422	$1,266	$1,314

8. Litigation and legal proceedings

Toysrus.com previously operated three co-branded on-line stores under a strategic alliance agreement (“Agreement”) with Amazon.com (“Amazon”). On May 21, 2004, we filed a lawsuit against Amazon and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County (the “New Jersey Trial Court”) to terminate the Agreement. Amazon filed a counterclaim against us and our affiliated companies. On March 31, 2006, the New Jersey Trial Court entered an order (“Order”) terminating the Agreement and denying Amazon’s counterclaim. The parties each filed Notices of Appeal with the Appellate Division. On June 2, 2006, Amazon filed a lawsuit against us in the Superior Court of Washington, King County (the “Washington

Court”) for money damages allegedly arising from services it was required to provide to us during the wind-down period pursuant to the Order. The Washington Court stayed the matter before it in favor of the New Jersey proceedings. On March 24, 2009, the Appellate Division affirmed the New Jersey Trial Court’s Order with respect to the termination of the Agreement and denial of Amazon’s counterclaim, but remanded to the New Jersey Trial Court for further proceedings on our claim that we are entitled to monetary damages arising from Amazon’s breach of the Agreement. On April 23, 2009, Amazon petitioned the New Jersey Supreme Court for certification of the Appellate Division’s decision for a discretionary appeal to the New Jersey Supreme Court, and that petition was denied on June 1, 2009. On June 11, 2009, we, along with our Parent, entered into a settlement agreement (the “Settlement Agreement”) with Amazon to settle all disputes related to the New Jersey Trial Court and the Washington Court actions. Both lawsuits were dismissed with prejudice and, pursuant to the terms of the Settlement Agreement, on July 21, 2009, Amazon paid our Parent $51 million which was recorded in our Parent’s Condensed Consolidated Financial Statements.

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements with retailers in violation of antitrust laws. On July 29, 2009, Defendants filed a petition with the Third Circuit Court of Appeals seeking permission to immediately appeal the District Court’s class certification order. We intend to vigorously defend both cases.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

9. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees of $3 million and $6 million for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008, respectively.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. These syndicates include affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all equity owners of our Parent. During the thirteen and twenty-six weeks ended August 1, 2009, the interest amounts paid on such debt and debt securities held by related parties were $2 million and $4 million, respectively. During the thirteen and twenty-six weeks ended August 2, 2008, the interest amounts paid on such debt and debt securities held by related parties were $3 million and $6 million, respectively. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

Short-term borrowings from Parent — We enter into short-term intercompany loans with Parent as part of our global cash management strategy. On July 24, 2009, we borrowed $304 million from our Parent to repay amounts borrowed under our secured revolving credit facility. On July 31, 2009 we repaid $17 million of principal. This short-term intercompany loan matures on December 31, 2009 and bears an interest rate of 4.59%. In addition, as of August 1, 2009, Canada had $18 million of outstanding short-term borrowings from Parent. At August 1, 2009, the balance of these short-term intercompany loans was $305 million.

Dividend of related party note receivable to Parent — In April 2009, the Company declared a dividend-in-kind in the aggregate amount of $146 million of a receivable from Parent by assigning all of its right, title and interest in and to such receivable from Parent. The receivable had been previously recorded by the Company in connection with advances by the Company to Parent, during fiscals 2007 and 2006 for interest payments made by the Company on Parent’s behalf on Parent’s publicly issued and outstanding notes.

Management Equity Plan Amendment — On June 8, 2009, we and the Parent adopted amendment No. 2 (the “Amendment”) to the Amended and Restated Toys “R” Us, Inc. Management Equity Plan (the “MEP”) in order to modify the vesting provisions for certain tranches of stock options issued under the MEP. The Amendment did not have a material impact on our Condensed Consolidated Financial Statements.

Restrictive Covenant of Related Party — On July 9, 2009, Toys-Propco, an affiliate from whom we lease a substantial portion of the retail locations used in our operations, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes are solely the obligation of Toys-Propco and its subsidiaries and are not guaranteed by us. The indenture governing the Notes contains covenants that limit the ability of Parent to cause or permit us to incur indebtedness or make restricted payments.

10. Acquisitions

In February 2009, the Company acquired the e-commerce websites eToys.com and BabyUniverse.com as well as the parenting web site ePregnancy.com. Also, in February we acquired the Internet domain Toys.com through a separate bankruptcy auction. The acquisitions did not have a material impact on our Condensed Consolidated Financial Statements.

On May 28, 2009, Parent acquired certain business assets of FAO Schwarz, a children’s retailer, and subsequently sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company will continue to operate the two FAO Schwarz retail stores in New York City and Las Vegas along with the FAO Schwarz e-commerce and catalog businesses. The acquisition did not have a material impact on our Condensed Consolidated Financial Statements.

11. Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”), which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Although the Codification is not expected to change U.S. GAAP, we are currently evaluating the impact SFAS 168 will have on our Condensed Consolidated Financial Statement disclosures as all future references to authoritative accounting literature will be in accordance with the Codification.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”). SFAS 167 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 167 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets,” (“SFAS 166”). SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 166 will have on our Condensed Consolidated Financial Statements.

On May 3, 2009, we adopted SFAS No. 165, “Subsequent Events,” (“SFAS 165”). SFAS 165 establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS 165 did not have a material impact on our Condensed Consolidated Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc. and subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We generate sales, earnings, and cash flows by retailing merchandise in our juvenile, learning, entertainment, core toy and seasonal product categories in the United States, Puerto Rico and Canada. Our reportable segments are: Toys “R” Us-Domestic (“Domestic”), which provides toy and juvenile product offerings in 848 stores in 49 states and Puerto Rico; and Toys “R” Us-Canada (“Canada”) which sells a variety of products in the juvenile, learning, entertainment, core toy and seasonal product categories through 68 stores. Domestic and Canada segments are also responsible for their respective internet operations.

Financial Performance

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended August 1, 2009 compared with the thirteen and twenty-six weeks ended August 2, 2008:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Total revenues (decline) growth (versus prior year)	(7.2)%	6.3%	(6.6)%	5.2%
Gross margin as a percentage of Total revenues	37.5%	36.7%	36.9%	36.6%
Selling, general and administrative expenses as a percentage of Total revenues	33.7%	33.0%	33.2%	32.9%
Net loss	$(7)	$(1)	$(4)	$(1)

Total revenues for the thirteen weeks ended August 1, 2009 decreased due to decreased comparable store net sales across our segments driven largely by reduced demand for gaming systems and accessories and the overall slowdown in the economy. Total revenue for the twenty-six weeks ended August 1, 2009 decreased due to decreased Domestic comparable store net sales driven largely by reduced demand for gaming systems and accessories and the overall slowdown in the economy. These decreases were partially offset by an increase in Canada comparable store net sales.

Gross margin as a percentage of Total revenues for the thirteen and twenty-six weeks ended August 1, 2009 increased primarily due to improvements in sales mix away from lower margin electronic products, partially offset by price reductions taken in light of the slowdown in the economy.

Selling, general and administrative expenses (“SG&A”) as a percentage of Total revenues for the thirteen and twenty-six weeks ended August 1, 2009 increased primarily due to the fact that Total revenues decreased at a greater rate than the decrease in SG&A. Total SG&A expenses decreased from the prior year periods primarily due to initiatives to reduce overall operating expenses.

Net loss for the thirteen weeks ended August 1, 2009 increased primarily due to a decrease in gross margin, partially offset by a reduction in SG&A. Net loss for the twenty-six weeks ended August 1, 2009, increased primarily due to a decrease in Gross margin and Income tax benefit, partially offset by a reduction in SG&A and a decrease in net Interest expense.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. We include sales from our online business because we believe this combined measure represents a more useful disclosure in light of our fully integrated business.

Comparable stores generally include:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes; and

•	stores that have expanded within their current locations.

By measuring the year-over-year sales of merchandise in the stores that have a history of being open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores we open or close, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of our releases of new merchandise and promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on an annual, quarterly and monthly basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales performance for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008:

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009 vs. 2008	August 2, 2008 vs. 2007	August 1, 2009 vs. 2008	August 2, 2008 vs. 2007
Domestic	(7.2)%	4.2%	(6.3)%	2.7%
Canada	(2.4)%	11.8%	1.8%	11.4%

Store Count by Segment

	Segment Store Count
	August 1, 2009	August 2, 2008	Change
Domestic (1)	848	846	2
Canada (2)	68	67	1

Total	916	913	3

(1)

Store count as of August 1, 2009 includes 62 side-by-side stores, 22 “R” Superstores, 12 BRU Express stores and 63 Juvenile Expansions. As of August 2, 2008, there were 40 side-by-side stores, 6 “R” Superstores and 6 BRU Express stores.

(2)	Store count includes 32 and 20 side-by-side stores as of August 1, 2009 and August 2, 2008, respectively.

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	Change	August 1, 2009	August 2, 2008	Change
Net loss	$(7)	$(1)	$(6)	$(4)	$(1)	$(3)

The increase in Net loss for the thirteen weeks ended August 1, 2009 was primarily due to a decrease in Gross margin of $36 million, partially offset by a reduction in SG&A of $32 million resulting primarily from initiatives to reduce operating expenses.

The increase in Net loss for the twenty-six weeks ended August 1, 2009 was primarily due to a decrease in Gross margin of $81 million and a decrease in Income tax benefit of $8 million, primarily offset by a reduction in SG&A of $72 million resulting primarily from initiatives to reduce overall operating expenses, and a decrease in net Interest expense of $15 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008
Domestic	$1,597	$1,714	$(117)	(6.8)%	92.0%	91.7%
Canada	139	156	(17)	(10.9)%	8.0%	8.3%

Total revenues	$1,736	$1,870	$(134)	(7.2)%	100.0%	100.0%

For the thirteen weeks ended August 1, 2009, Total revenues decreased by $134 million, or 7.2%, to $1,736 million from $1,870 million for the same period last year. Total revenues for the thirteen weeks ended August 1, 2009 included the impact of foreign currency translation that decreased Total revenues by approximately $17 million.

Excluding the impact of foreign currency translation, Total revenues for the thirteen weeks ended August 1, 2009 decreased primarily due to decreased comparable store net sales across both our segments. Comparable store net sales have been impacted by the overall slowdown in the economy, which contributed to a decrease in the number of transactions and a lower average transaction amount at our Domestic segment.

	26 Weeks Ended
					Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008
Domestic	$3,238	$3,451	$(213)	(6.2)%	92.4%	92.0%
Canada	265	301	(36)	(12.0)%	7.6%	8.0%

Total revenues	$3,503	$3,752	$(249)	(6.6)%	100.0%	100.0%

For the twenty-six weeks ended August 1, 2009, Total revenues decreased by $249 million, or 6.6%, to $3,503 million from $3,752 million for the same period last year. Total revenues for the twenty-six weeks ended August 1, 2009 included the impact of foreign currency translation which decreased Total revenues by approximately $47 million.

Excluding the impact of foreign currency translation, Net sales for the twenty-six weeks ended August 1, 2009 decreased primarily due to a decrease in our Domestic comparable store net sales. Domestic comparable store net sales have been impacted by the overall slowdown in the economy, which contributed to a decrease in the number of transactions and a lower average transaction amount at our Domestic segment. Partially offsetting these decreases were increased comparable store net sales at our Canada segment.

Domestic

Total revenues for the Domestic segment decreased by $117 million, or 6.8% to $1,597 million for the thirteen weeks ended August 1, 2009, compared with $1,714 million in the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 7.2%.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment, apparel, seasonal and juvenile categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases. The apparel category decreased as we have phased out certain size offerings. Sales of seasonal products, such as outdoor play equipment decreased primarily due to cooler weather. The juvenile category decreased primarily from declines in sales of higher priced items such as baby gear, furniture and bedding. Partially offsetting these decreases were increases in sales from our stores that were recently converted to our side-by-side and “R” superstore formats, and increased sales of consumables from expanded product offerings, such as Health and Beauty Aids.

Total revenues for the Domestic segment decreased by $213 million, or 6.2% to $3,238 million for the twenty-six weeks ended August 1, 2009, compared with $3,451 million in the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 6.3%.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment, apparel and juvenile categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain game systems and related accessories as well as well as fewer new software releases. The apparel category decreased as we have phased out certain size offerings. The juvenile category decreased primarily from declines in sales of higher priced items such as baby gear, furniture and bedding. Partially offsetting these decreases were increases in sales from our stores that were recently converted to our side-by-side and “R” superstore formats, and increased sales of consumables from expanded product offerings, such as Health and Beauty Aids.

Canada

Total revenues for the Canada segment decreased by $17 million, or 10.9% to $139 million for the thirteen weeks ended August 1, 2009, compared with $156 million in the same period last year. Excluding a $17 million decrease in Total revenues due to foreign currency translation, Canada Total revenues remained unchanged. Comparable store net sales decreased 2.4% compared to the same period last year.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment category which was primarily driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases. The decrease was partially offset by increased sales in our juvenile and seasonal categories. The increase in our juvenile category was primarily due to the conversion of certain stores to our side-by-side and “R” superstore formats along with increased square footage devoted to juvenile products within traditional toy stores. Additionally, sales of seasonal products increased primarily due to an increase in sales of bicycles and outdoor products.

Total revenues for the Canada segment decreased by $36 million, or 12.0% to $265 million for the twenty-six weeks ended August 1, 2009, compared with $301 million in the same period last year. Excluding a $47 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily due to an increase in comparable store net sales of 1.8%.

The increase in comparable store net sales resulted primarily from increases in our juvenile and seasonal categories. The increase in our juvenile category was primarily due to the conversion of certain stores to our side-by-side and “R” superstore formats along with increased square footage devoted to juvenile products within traditional toy stores. Sales of seasonal products increased primarily due to an increase in sales of bicycles and outdoor products. These increases were partially offset by a decrease in sales in the entertainment category which was primarily driven by a slowdown in demand for certain game systems and related accessories as well as fewer new software releases.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	August 1, 2009	August 2, 2008	Change
Domestic	$597	$628	$(31)	37.4%	36.6%	0.8%
Canada	54	59	(5)	38.8%	37.8%	1.0%

Total Gross margin	$651	$687	$(36)	37.5%	36.7%	0.8%

Gross margin, as a percentage of Total revenues, increased by 0.8% and decreased $36 million for the thirteen weeks ended August 1, 2009, compared with the same period last year. Foreign currency translation accounted for approximately $7 million of the decrease. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products offset by price reductions taken in light of the slowdown in the economy.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	August 1, 2009	August 2, 2008	Change
Domestic	$1,195	$1,264	$(69)	36.9%	36.6%	0.3%
Canada	99	111	(12)	37.4%	36.9%	0.5%

Total Gross margin	$1,294	$1,375	$(81)	36.9%	36.6%	0.3%

Gross margin, as a percentage of Total revenues, increased by 0.3% and decreased $81 million for the twenty-six weeks ended August 1, 2009, compared with the same period last year. Foreign currency translation accounted for approximately $17 million of the decrease. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products offset by price reductions taken in light of the slowdown in the economy.

Domestic

Gross margin decreased by $31 million to $597 million for the thirteen weeks ended August 1, 2009, compared with $628 million in the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended August 1, 2009 increased 0.8%.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game hardware and improvements in margin, most notably in apparel due to a reduction in the use of clearance pricing. These increases were partially offset by increased sales of lower margin consumables, along with increases in promotional events and clearance pricing in light of the slowdown in the economy.

Gross margin decreased by $69 million to $1,195 million for the twenty-six weeks ended August 1, 2009, compared with $1,264 million in the same period last year. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended August 1, 2009 increased 0.3%.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game hardware and improvements in margin, most notably in apparel due to a reduction in the use of clearance pricing. These increases were partially offset by increased sales of lower margin consumables, along with increases in promotional events and clearance pricing in light of the slowdown in the economy.

Canada

Gross margin decreased by $5 million to $54 million for the thirteen weeks ended August 1, 2009, compared with $59 million in the same period last year. Foreign currency translation accounted for approximately $7 million of the decrease. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended August 1, 2009 increased 1.0%.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from a change in sales mix toward sales of higher margin core toy, seasonal and learning products as well as decreased sales of lower margin video game hardware compared with the same period last year. Primarily offsetting these increases were price reductions taken in light of the slowdown in the economy.

Gross margin decreased by $12 million to $99 million for the twenty-six weeks ended August 1, 2009, compared with $111 million in the same period last year. Foreign currency translation accounted for approximately $17 million of the decrease. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended August 1, 2009 increased 0.5%.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from a change in sales mix toward sales of higher margin core toy and learning products as well as decreased sales of lower margin video game hardware compared to the same period last year. Primarily offsetting these increases were price reductions taken in light of the slowdown in the economy.

Selling, General and Administrative Expenses (SG&A)

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$585	$617	$(32)	33.7%	33.0%	0.7%

SG&A decreased $32 million to $585 million for the thirteen weeks ended August 1, 2009, compared to $617 million for the same period last year. Foreign currency translation accounted for approximately $5 million of the decrease. As a percentage of Total revenues, SG&A increased 0.7%.

Excluding the impact of foreign currency translation, the decrease in SG&A resulted primarily from initiatives to reduce overall operating expenses, including compensation, professional fees and transportation costs.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	August 1, 2009	August 2, 2008	$ Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$1,162	$1,234	$(72)	33.2%	32.9%	0.3%

SG&A decreased $72 million to $1,162 million for the twenty-six weeks ended August 1, 2009, compared with $1,234 million for the same period last year. Foreign currency translation accounted for approximately $13 million of the decrease. As a percentage of Total revenues, SG&A increased 0.3%.

Excluding the impact of foreign currency translation, the decrease in SG&A resulted primarily from initiatives to reduce overall operating expenses, including compensation, professional fees and transportation costs.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$58	$58	$—	$112	$115	$(3)

Depreciation and amortization remained unchanged for the thirteen weeks ended August 1, 2009, compared with the same period last year.

Depreciation and amortization decreased by $3 million to $112 million for the twenty-six weeks ended August 1, 2009, compared with $115 million for the same period last year. Foreign currency translation accounted for approximately $1 million of the decrease along with the addition of fewer new wholly-owned stores due to the curtailment of capital spending during the year.

Other Income, Net

In fiscal 2009, Toys-Delaware has included certain other income and expense items in Other income, net in our Condensed Consolidated Statements of Operations. For the thirteen and twenty-six weeks ended August 2, 2008, such income and expense items were not material and reported as a component of SG&A. Accordingly, prior period amounts have been corrected or reclassified to conform with our current year presentation. The change had no effect on the Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity as previously presented.

Other income, net includes the following:

•	gift card breakage;

•	credit card program income;

•	impairment losses on long-lived assets;

•	foreign exchange gains and losses;

•	gains on sales of properties; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$9	$12	$(3)	$22	$26	$(4)

Other income, net decreased by $3 million and $4 million, respectively, for the thirteen and twenty-six weeks ended August 1, 2009, compared to the same period last year primarily due to $5 million of impairment losses on long-lived assets.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$34	$42	$(8)	$63	$85	$(22)

Interest expense decreased by $8 million and $22 million, respectively, for the thirteen and twenty-six weeks ended August 1, 2009 compared to the same period last year primarily due to lower average interest rates on debt.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 1, 2009	August 2, 2008	Change	August 1, 2009	August 2, 2008	Change
Toys-Delaware	$6	$10	$(4)	$13	$20	$(7)

Interest income decreased by $4 million and $7 million, respectively, for the thirteen and twenty-six weeks ended August 1, 2009 compared to the same periods last year due to lower effective interest rates.

Income Tax Benefit

The following table summarizes Toys-Delaware’s income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Loss before income taxes	$(11)	$(8)	$(8)	$(13)
Income tax benefit	4	7	4	12
Effective tax rate	(36.4)%	(87.5)%	(50.0)%	(92.3)%

The effective tax rates for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented.

Our forecasted annualized effective tax rate was 38.5% for the twenty-six weeks ended August 1, 2009 compared to 42.2% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, a decrease in state tax expense, and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended August 1, 2009, our effective tax rate was impacted by an income tax expense of less than $1 million related to changes to our liability for uncertain tax positions. For the thirteen weeks ended August 2, 2008, our effective tax rate was impacted by additional income tax benefits of $5 million related to state tax refunds due to settlements of tax examinations as well as an income tax benefit of $1 million related to adjustments to deferred taxes. The additional income tax benefits were partially offset by additional income tax expense of $1 million related to an increase in valuation allowance.

For the twenty-six weeks ended August 1, 2009, our effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to our liability for uncertain tax positions. For the twenty-six weeks ended August 2, 2008, our effective tax rate was impacted by income tax benefits of $5 million related to adjustments to other deferred taxes and $5 million related to state tax refunds due to settlements of tax examinations. These income tax benefits were partially offset by income tax expense of $1 million related to our liability for uncertain tax positions and income tax expense of $1 million related to an increase in valuation allowance.

Liquidity and Capital Resources

Overview

As of August 1, 2009, we were in compliance with all of our covenants related to our outstanding debt. On June 24, 2009, we amended and restated the credit agreement for our $2.0 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility was bifurcated into a $1,526 million tranche maturing on May 21, 2012 and a $517 million tranche maturing July 21, 2010. At August 1, 2009, we had $23 million of outstanding borrowings, a total of $98 million of outstanding letters of credit and had “capped” availability of $988 million. This amount is also subject to a minimum availability covenant, which was $139 million at August 1, 2009.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the loans provided by our lenders to support our working capital needs and capital expenditures. Currently we have funds available to finance our operations under our secured revolving credit facility, which expires in May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative impact on our results of operations.

In general, we primarily use cash for working capital purposes, including purchasing inventory, servicing debt, financing construction of new stores, remodeling existing stores, and paying expenses to operate our stores. We will consider additional sources of financing to fund our long-term growth. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and our revolving credit facility.

On July 9, 2009, Toys “R” Us Property Company I, LLC (“Toys–Propco”), an affiliate from whom we lease a substantial portion of the retail locations used in our operations, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes are solely the obligation of Toys–Propco and its subsidiaries and are not guaranteed by us. The indenture governing the Notes contains covenants that limit the ability of Parent to cause or permit us to incur indebtedness or make restricted payments.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facility, will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, continued world-wide financial market disruption may have a negative impact on our financial performance and position in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months and are evaluating available options.

	26 Weeks Ended
($ In millions)	August 1, 2009	August 2, 2008	$ Change	% Change
Net cash (used in) provided by operating activities	$(80)	$7	$(87)	(1,242.9)%
Net cash used in investing activities	(296)	(76)	(220)	(289.5)%
Net cash provided by (used in) financing activities	182	(1)	183	18,300.0%
Effect of exchange rate changes on cash and cash equivalents	—	(1)	1	100.0%

Net decrease during period in cash and cash equivalents	$(194)	$(71)	$(123)	(173.2)%

Cash Flows (Used in) Provided by Operating Activities

During the twenty-six weeks ended August 1, 2009, net cash used in operating activities was $80 million compared with $7 million provided by operating activities during the twenty-six weeks ended August 2, 2008. The $87 million decrease in cash provided by operating activities was primarily the result of increased purchases of merchandise inventories, partially offset by decreased payments for income taxes and decreased payments on accounts payable due to the timing of vendor payments.

Cash Flows Used in Investing Activities

During the twenty-six weeks ended August 1, 2009, net cash used in investing activities was $296 million compared with net cash used in investing activities of $76 million for the twenty-six weeks ended August 2, 2008. The increase in net cash used was primarily the result of an increase of $143 million in advances to our Parent, cash proceeds from the sale of $101 million in short-term investments received in the prior year and $63 million which represents the historical cost of the properties purchased from Toys-Propco. Partially offsetting these increases were a $65 million reduction in capital expenditures and a $30 million reduction in loans made to affiliates as compared to the prior year period.

Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as, to improve and enhance our information technology systems. In addition, we have executed several small e-commerce acquisitions and have acquired other strategic assets. Due to deterioration in the global financial markets and economic environment, we have taken steps to prudently curtail our capital spending for the foreseeable future, including a reduction in budgeted capital spending in fiscal 2009 of approximately 50% over fiscal 2008 amounts.

On August 26, 2009, we sold an idle distribution center for approximately $14 million.

Cash Flows Provided by (Used in) Financing Activities

During the twenty-six weeks ended August 1, 2009, net cash provided by financing activities was $182 million compared with net cash used in financing activities of $1 million for the twenty-six weeks ended August 2, 2008. The increase in net cash provided by financing activities was primarily due to a net increase of $330 million in net borrowings, offset by $61 million paid to Toys-Propco in excess of carrying values of net assets acquired, $49 million in debt issuance costs associated with the amended and restated credit agreement on our $2.0 billion secured revolving credit facility and $37 million in distributions paid to our Parent.

Debt

During the twenty-six weeks ended August 1, 2009, we made the following changes to our debt structure:

We exercised the third maturity date extension option on the $600 million secured real estate loans which extended the maturity date of the loans from August 9, 2009 to August 9, 2010.

On June 24, 2009, we amended and restated the credit agreement for our $2.0 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility was bifurcated into a $1,526 million tranche maturing on May 21, 2012 and a $517 million tranche maturing July 21, 2010. At August 1, 2009, we had $23 million of outstanding borrowings, a total of $98 million of outstanding letters of credit and had “capped” availability of $988 million. This amount is also subject to a minimum availability covenant, which was $139 million at August 1, 2009.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. There has been no significant change in our contractual obligations and commitments during the twenty-six weeks ended August 1, 2009 except as noted below.

The Company leases a substantial portion of the retail locations used in its operations from an affiliate, Toys-Propco, under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous agreement, the term of the Master Lease was extended through June 30, 2029. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the Master Lease. Effective July 9, 2009, base rents under the Master Lease increased approximately by 10.38% for all properties subject to the Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

The following table summarizes our contractual obligations associated with our operating leases reflecting the impact of the amendment and restatement of the Master Lease and the exclusion of the Transferred Properties referred to above:

	Payments Due by Period
(In millions)	Remainder of Fiscal 2009	Fiscals 2010 & 2011	Fiscals 2012 & 2013	Fiscals 2014 and thereafter	Total
Operating leases	$230	$872	$698	$2,944	$4,744
Less: sub-leases to third parties	9	28	19	22	78

Net operating lease obligations	$221	$844	$679	$2,922	$4,666

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements.

Fair Value Measurements

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), as amended by FASB Staff Position (“FSP SFAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” Assumptions made regarding the adoption of SFAS 157 will impact any accounting standards that include fair value measurements. Refer to Note 4 to the Condensed Consolidated Financial Statements entitled “Fair value measurements” for further details.

Recent Accounting Pronouncements

Refer to Note 11 entitled “Recent accounting pronouncements” to the Condensed Consolidated Financial Statements for a discussion of recent accounting pronouncements and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt service obligations and the covenants in our debt agreements, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and such risks, uncertainties and factors associated with our business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.